                                                                       EXHIBIT 6


                       USWEB CORPORATION HOLDER AGREEMENT


        THIS USWEB CORPORATION HOLDER AGREEMENT ("Agreement") dated as of August
                                               ---------
31, 1998, is entered into among USWeb Corporation, a Delaware corporation

("USWeb"), the undersigned Holder  ("Holder")  of USWeb and CKS Group, Inc., a
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Delaware corporation ("CKS").

        USWeb and CKS have entered into an Agreement and Plan of Reorganization

("Merger Agreement") dated August 31, 1998 pursuant to which a subsidiary of
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USWeb will merge with and into CKS ("Merger"), and CKS will become a subsidiary
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of USWeb (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement).

        Pursuant to the Merger, at the Effective Time the outstanding shares of CKS Common Stock, including any shares owned by Holder, will be converted into the right to receive shares of Common Stock of USWeb.

        It is intended that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will be a condition to effectiveness of the Merger
      ----
that legal counsel for each of CKS and USWeb will have delivered written opinions to such effect.

        The execution and delivery of this Agreement by Holder is a material inducement to CKS to enter into the Merger Agreement.

        Holder has been advised that Holder may be deemed to be an "Holder" of USWeb, as the term "Holder" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") and (ii) in the Commission's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Holder that Holder is in fact an Holder of USWeb.

        NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

        1.   Acknowledgments by Holder. Holder acknowledges and understands that
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the representations, warranties and covenants by Holder set forth herein will be relied upon by CKS, USWeb, and their respective Holders and counsel, and that substantial losses and damages may be incurred by these persons if Holder's representations, warranties or covenants are breached. Holder has carefully read this Agreement and the Merger Agreement and has had the opportunity to discuss the requirements of this Agreement with his or her professional advisors, who are qualified to advise him or her with regard to such matters.
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        2.   Covenants Related to Pooling of Interests.  During the period
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prescribed by Staff Accounting Bulletin No. 65, Holder will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to reduce or having the effect, directly or indirectly, of reducing Holder's risk relative to any shares of USWeb Common Stock or CKS Common Stock beneficially owned presently or subsequently acquired. USWeb may, at its discretion, place a stop transfer notice consistent with the foregoing with its transfer agent with respect to the certificates. Notwithstanding the foregoing, Holder is entitled to sell or dispose of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in Commission Staff Accounting Bulletin No. 76; provided, that Holder has first obtained
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USWeb's prior written approval of such sale or disposition (not to be unreasonably withheld).

        3.   Beneficial Ownership of Stock.  Except for USWeb Common Stock and
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CKS Common Stock and warrants and options to purchase USWeb or CKS Common Stock set forth below the signatures below, Holder does not beneficially own any shares of USWeb or CKS Common Stock or any other equity securities of USWeb or CKS or any options, warrants or other rights to acquire any equity securities of USWeb or CKS.

        4.   Miscellaneous.
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             (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

             (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

             (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware.

             (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

             (e) Counsel to the parties to the Agreement shall be entitled to rely upon this Agreement as appropriate.

             (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on the first page of this Agreement.


CKS GROUP, INC.                       USWEB CORPORATION


By:_______________________            By:_________________________________

Title:____________________            Title:______________________________


                                      HOLDER


                                      By:_________________________________

                                      Name of Holder:_____________________

                                      Name of Signatory (if different from
                                      name of Holder):____________________

                                      Title of Signatory
                                      (if applicable):____________________


CKS shares beneficially owned:            USWeb shares beneficially owned:

None                                      None



                    ***USWEB CORPORATION HOLDER AGREEMENT***

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